Exhibit 99.1

FOR IMMEDIATE RELEASE			Nov. 8, 2010
Media Contacts:	Jim McDonald,	(602) 250-3738 or (602) 321-3738	Page 1 of 2
	Damon Gross,	(602) 250-2269 or (602) 821-2639
Analyst Contact:	Rebecca Hickman,	(602) 250-5668
Website:	aps.com/newsroom
APS ANNOUNCES LANDMARK ACCORD FOR FOUR CORNERS POWER PLANT
Company Agrees to Purchase Southern California Edison Share
of Units 4, 5; Close Units 1, 2, 3 if Deal Approved
PHOENIX — Arizona Public Service Company has entered into an agreement to purchase Southern California Edison’s ownership in Units 4 and 5 of the Four Corners Power Plant near Farmington, N.M. If the transaction gains approval from state and federal regulators, APS will close the plant’s older, less efficient Units 1, 2 and 3 and install additional emission controls on the remaining units, the company announced today.
APS will pay $294 million for the Southern California Edison share, which is substantially less than other generation alternatives.
“This course of action represents the best alternative for APS and its customers and provides a cleaner environment while preserving a needed reliable and affordable supply of energy for the Southwest,” said Mark Schiavoni, APS Senior Vice President of Fossil Generation.
In announcing the agreement, Schiavoni said there will be no layoffs at the plant, which employs 549 workers (74 percent of whom are Navajo) and provides enough electricity for more than a half-million homes. The plant and the supporting mining operations have a $225 million annual impact on the New Mexico and Navajo economies.
“This proposal enables us to continue to support the Navajo Nation and the Farmington area with high-quality jobs that are important economic drivers for the region,” said Schiavoni. Continued operation of Units 4 and 5 is expected to provide more than $6.3 billion in economic value to the region over the next 30 years, at least 70 percent of which will benefit the Navajo Nation and its citizens.
APS, the plant operator, owns 100 percent of Units 1, 2 and 3, which are subject to significant environmental upgrades under rules proposed by the U.S. Environmental Protection Agency in October. “These rules would present a major economic challenge for continued operation and require us to look at alternatives for Units 1, 2 and 3,” said Schiavoni.
As a result of the anticipated shutdown of Units 1, 2 and 3, capacity at the coal-fired station, one of the nation’s largest, would be reduced by 560 megawatts from 2,100 MW to 1,540 MW (of which APS would own 970 MW). Emissions of NOX would decline by 36 percent, mercury by 61 percent, particulates by 43 percent, CO2 by 30 percent and SO2 by 24 percent. APS would replace the energy lost through the closure of the three older units with 739 MW from Southern California Edison’s 48 percent share of the newer, more efficient Units 4 and 5. APS currently owns 15 percent of the two units.

APS ANNOUNCES FOUR CORNERS ACCORD	November 8, 2010 Page 2 of 2
“Closing the three smaller, less efficient units and keeping the cleaner, more efficient Units 4 and 5 in operation would dramatically reduce the carbon footprint in the region and enable the plant to remain compliant with state and federal environmental standards,” said Schiavoni. “As always, our commitment to outstanding performance and environmental stewardship at the plant remains unwavering.”
The Four Corners plant meets or exceeds all current state and federal environmental regulations and has performed at a high level for more than four decades. Southern California Edison, however, has informed the plant’s other owners that California state law requires it to end participation in the plant by 2016, when the current lease with the Navajo Nation expires.
The transaction requires approval from the Arizona Corporation Commission, the California Public Utilities Commission and the Federal Energy Regulatory Commission. In addition, the acquisition is contingent on the Navajo Nation approving a lease extension for the plant beyond 2016. It also requires successful negotiation of a new fuel contract with mine-operator BHP Billiton for the post-2016 period. Assuming timely receipt of required approvals and extensions of the land-lease and fuel contract, the companies are targeting closing the purchase by the end of 2012.
APS will submit a filing with the ACC in mid-November followed shortly thereafter with a filing at FERC.
“Installing emission control equipment at Units 1, 2 and 3, or shutting them down and seeking replacement power elsewhere, would have imposed substantial additional costs on our customers. The proposal to acquire Southern California Edison’s share of Units 4 and 5 saves customers nearly $500 million over the next best alternative,” said Jeff Guldner, APS Vice President of Regulation. “While reducing overall power plant emissions in the Southwest, this proposal maintains a healthy diversity in APS’s generation portfolio as we integrate more renewable resources and manage our exposure to volatile fuel sources such as natural gas.”
Other owners of Units 4 and 5 include Public Service of New Mexico, Salt River Project, El Paso Electric and Tucson Electric Power.
APS, Arizona’s largest and longest-serving electricity utility, serves more than 1.1 million customers in 11 of the state’s 15 counties. With headquarters in Phoenix, APS is the largest subsidiary of Pinnacle West Capital Corp. (NYSE: PNW).